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CERTIFICATE
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     A copy of the Form U-9C-3 report for the previous quarter (quarter ended
June 30, 1999) has been filed with the interested state commissions in accordance with Rule 58 under the Public Utility Holding Company Act of
1935.

     The names and addresses of such state commissions are as follows:


     Mrs. Luly Massaro, Clerk
     Rhode Island Public Utilities Commission
     100 Orange Street
     Providence, Rhode Island 02903

     Mary L. Cottrell, Secretary
     Massachusetts Department of Telecommunications and Energy
     100 Cambridge Street
     Boston, MA 02202

     Mr. Thomas B. Getz
     Executive Director and Secretary
     New Hampshire Public Utilities Commission
     8 Old Suncook Road
     Concord, New Hampshire 03301


     SIGNATURE:

      NEW ENGLAND ELECTRIC SYSTEM

         s/ John G. Cochrane
     By_______________________________
         Name: John G. Cochrane
         Title: Treasurer
         Date:  November 29, 1999


The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefore.